Exhibit 99.1

electroCore Announces Fourth Quarter and Full Year 2018 Financial Results

Fourth quarter 2018 prescription growth of more than 30% from third quarter 2018

Company to host conference call and webcast today, March 27, at 4:30pm ET

March 27, 2019 at 4:05 PM EST

BASKING RIDGE, N.J., March 27, 2019 — electroCore, Inc. (Nasdaq: ECOR), a commercial-stage bioelectronic medicine company, today announced fourth quarter and full year 2018 financial results and provided an operational update.

Fourth Quarter 2018 and Recent Highlights

•	Generated in excess of 5,800 gammaCore® prescriptions in the fourth quarter of 2018, an increase of more than 30% from the third quarter 2018

•	Generated approximately 15,000 gammaCore® prescriptions in 2018

•	Over 1,800 unique prescribing physicians through the fourth quarter of 2018, up from approximately 1,500 in the third quarter 2018

•	Commercial payer coverage together with the Federal Supply Schedule increased covered lives to 53 million

“During the fourth quarter, we continued to execute on our commercial growth plan, led by our ongoing progress toward increasing covered lives through productive discussions with national and regional payers,” said Frank Amato, Chief Executive Officer of electroCore. “Notably, our fourth quarter results do not reflect the addition of covered lives from CVS Caremark, Highmark and the recently announced Federal Supply Schedule contract, all of which commenced reimbursement of gammaCore® beginning in the first quarter 2019. Our leading indicators in our approved indications of migraine and cluster headache – which together represent a four billion dollar market opportunity – are very strong, and coupled with our R&D initiatives targeting additional indications in headache conditions and rheumatoid arthritis, we believe we have established a solid foundation from which to drive future growth. Vagus nerve stimulation represents an effective, drug-free and non-invasive alternative treatment modality that we believe has broad clinical utility across a range of underserved medical conditions, and we intend to make gammaCore® the therapy of choice for patients who stand to benefit from this innovative therapy.”

Fourth Quarter and Full Year 2018 Financial Results

For the quarter ending December 31, 2018, electroCore reported net sales of $368 thousand, an increase of $134 thousand from the fourth quarter of 2017 and an increase of $217 thousand from the third quarter of 2018, reflecting increased sales of gammaCore Sapphire.

Total operating expenses for fourth quarter of 2018 were $15.9 million, which is an increase of $8.4 million compared to the same period in 2017 and an increase of $2.3 million from the third quarter of 2018. The increase in operating expense was driven primarily by costs related to the expansion of the company’s sales and marketing functions.

Operating loss for the fourth quarter of 2018 was $15.7 million as compared to an operating loss of $7.5 million in the fourth quarter of 2017 and $13.6 million in the third quarter of 2018.

For the full year, net sales were $993 thousand, a 22% increase as compared to $811 thousand for the full year 2017. This increase in net sales is attributable to higher prescriptions as a result of the full commercial launch of gammaCore in the U.S.

Full year 2018 gross profit was $414 thousand as compared to $293 thousand for the full year 2017.

Total operating expenses were $55.0 million for the full year 2018 as compared to $25.9 million for the full year 2017. The increase in operating expense was driven primarily by costs related to the expansion of the company’s sales and marketing functions.

Operating loss for the full year 2018 was $54.6 million as compared to an operating loss of $25.6 million for the full year 2017.

Cash and cash equivalents and marketable securities at December 31, 2018 totaled $68.6 million.

Webcast and Conference Call Information

electroCore’s management team will host a conference call today beginning at 4:30 p.m. ET. Investors interested in listening to the conference call, or webcast may do so by dialing (877) 407-4018 for domestic callers or (201) 689-8471 for international callers, using Conference ID: 13687710, or by connecting to the Web: http://public.viavid.com/index.php?id=133315

A live and archived webcast of the event will be available on the “Investors” section of the Company’s website at: www.electrocore.com.

About electroCore, Inc.

electroCore, Inc. is a commercial-stage bioelectronic medicine company dedicated to improving patient outcomes through its platform non-invasive vagus nerve stimulation therapy initially focused on the treatment of multiple conditions in neurology and rheumatology. The company’s current indications are for the preventative treatment of cluster headache and acute treatment of migraine and episodic cluster headache.

For more information, visit www.electrocore.com.

Forward-Looking Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about electroCore’s business prospects and product development plans, its pipeline or potential markets for its technologies, and other statements that are not historical in nature, particularly those that utilize terminology such as “anticipates,” “will,” “expects,” “believes,” “intends,” other words of similar meaning, derivations of such words and the use of future dates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue electroCore’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize gammaCore™, competition in the industry in which electroCore operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and electroCore assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents electroCore files with the SEC available at www.sec.gov.

Investors:

Hans Vitzthum

LifeSci Advisors

617-535-7743

hans@lifesciadvisors.com

or

Media Contact:

Sara Zelkovic

LifeSci Public Relations

646-876-4933

sara@lifescipublicrelations.com